FOR IMMEDIATE RELEASE               CONTACT:  Wendy Hall Nantz
April 17, 2000                                Public Relations - Americas
                                              Halliburton Company
                                              (713) 676-5227
                                              wendy.hall.nantz@halliburton.com

                                              Taryn Rock
                                              Public Relations - Europe/Africa
                                              Halliburton Company
                                              44 1372 86 6693
                                              taryn.rock@halliburton.com



           HALLIBURTON BUSINESS UNIT WINS $300 MILLION SHELL CONTRACT

           Project to See one of the Largest FPSO Vessels to be Built
                             in the Last Five Years

DALLAS, Texas - Brown & Root Energy Services (BRES), a business unit of Halliburton Company (NYSE: HAL), has been selected by The Shell Petroleum Development Company of Nigeria Limited (SPDC) and its partners to work on the development of the first major offshore oil and gas facility for SPDC in Nigeria. The contract, valued at approximately $300 million (US dollars)
including options, was awarded to BRES after successfully completing a consolidation study for the project.
         The engineering, procurement, installation and commissioning (EPIC) lump sum contract is a 33-month project, plus an option for a two-year operational support period. In addition, the contract will also include fabrication of a mooring facility and one of the largest floating production, storage and offloading (FPSO) vessels built in the last five years.
         "This is an exciting project for our company," said Dave Lesar, president and chief operating officer, Halliburton Company. "Brown & Root Energy Services has an extensive track record in this type of work from both the EPIC and FPSO perspective with current successes on the Terra Nova FPSO and completion of the BP Schiehallion project."

                                     -more-

                                Page 5 of 7 Pages
                       The Exhibit Index Appears on Page 4

HALLIBURTON/SHELL CONTRACT/2

        The upfront engineering, project management and procurement for the project will be completed in BRES' Leatherhead, England, office. The vessel hull will be completed under a separate contract in Korea. In parallel with the hull construction, topsides modules will be fabricated at a nominated fabrication site in the Middle East or Far East.
         Upon completion of the hull with all marine systems, BRES will tow the vessel to the module fabrication site. The pre-assembled modules will then be installed on the vessel, fully integrated with all existing hull systems and commissioned as fully as possible prior to tow to Nigeria.
         In tandem with this operation, a soft yoke mooring platform (SYMP) will be provided by Single Buoy Moorings (SBM) on an EPC sub-contract basis. This platform will be the first component installed at the site. The FPSO will be towed from the topsides fabrication and integration site to Nigeria and moored to the SYMP, ready for final commissioning and start-up. Following the successful commissioning and start-up, the facility will be turned over to the Shell Operations Group at which time a two-year operational support period will begin.
         "We are proud of our commitment in Nigeria and the work performed during the consolidation study and look forward to executing this important project," said Randy Harl, president, Brown & Root Energy Services.
         Brown & Root Energy Services supplies engineering, construction, operations and maintenance services to the upstream oil and gas industry worldwide. Its primary role is the engineering, project management, construction, maintenance and operation of the facilities that are utilized for the production and transportation of oil and gas. Brown & Root Energy Services is a business unit of Halliburton Company, headquartered in Dallas, Texas, and operates in Nigeria through Halliburton West Africa Limited in association with Halliburton's Nigerian entity, Halliburton Energy Services Nigeria Limited.

                                     -more-

                                Page 6 of 7 Pages
                       The Exhibit Index Appears on Page 4

HALLIBURTON/SHELL CONTRACT/3

         Halliburton Company is the world's leading diversified energy services, engineering, energy equipment, construction and maintenance companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services. In 1999, Halliburton's consolidated revenues were $14.9 billion and it conducted business with a workforce of approximately 100,000 in more than 120 countries. The company's World Wide Web site can be accessed at http://www.halliburton.com.

                                       ###


Note: In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Halliburton Company cautions that statements in this press release which are forward looking and which provide other than historical information involve risks and uncertainties that that may impact the company's actual results of operations. Please see Halliburton's Form 10-K for the year ended December 31, 1999 for a more complete discussion of such risk factors.




                                Page 7 of 7 Pages
                       The Exhibit Index Appears on Page 4